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                         Consent of Independent Auditors


We consent to the reference to our firm under the captions "Experts" and "Selected Historical Consolidated Financial Data" and to the use of our report dated February 12, 1999 (expect for Note 13, as to which the date is May __, 1999) for the Consolidated Financial Statements of Pietrafesa at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, in the Registration Statement (Form S-1) and related Prospectus of The Pietrafesa Corporation for the registration of shares of its common stock.



                                                               Ernst & Young LLP


Syracuse, New York


The foregoing report is in the form that will be signed upon the completion of the acquisition, public offering and restatement of capital accounts described in Note 13 to the financial statements.



                                                           /s/ Ernst & Young LLP


Syracuse, New York
March 11, 1999